AMENDMENT NO. 1 TO THE
SUB-ADVISER AGREEMENT
          THIS AMENDMENT NO. 1 TO THE SUB-ADVISER AGREEMENT (the “Amendment”) is made as of January 3, 2011, by and between Rydex Advisors, LLC (formerly, PADCO Advisors, Inc.) (the “Adviser”) and American Independence Financial Services, LLC (the “Sub-Adviser”).
          WHEREAS, the parties are parties to the Sub-Adviser Agreement dated August 1, 2010 (the “Agreement”); and
          WHEREAS, the Adviser will be merging with and into its affiliated investment adviser. Security Investors, LLC (“SI”), effective as of January 3, 2011 (the “Merger”); and
          WHEREAS, the Merger is not considered an “assignment” as that term is defined in the Investment Company Act of 1940; and
          NOW THEREFORE, in consideration of their mutual promises, the parties hereby agree as follows:
1.	Effective as of the closing of the Merger, on or about January 3, 2011, the Agreement is amended to reflect the change in the identity of the investment adviser, from Rydex Advisors, LLC, to Security Investors, LLC. All references in the Agreement to PADCO Advisors, Inc. or Rydex Advisors, LLC, are updated accordingly.

2.	This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.	Except as expressly supplemented, amended or consented hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement, shall remain unamended and shall continue to be in full force and effect.
            IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

AMERICAN INDEPENDENCE FINANCIAL SERVICES, LLC		SECURITY INVESTORS, LLC

By:	/s/ illegible signature	By:	/s/ illegible signature

	Title: President		Title: Senior Vice President

RYDEX ADVISORS, LLC

By:	/s/ illegible signature

Title: Senior Vice President